Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 17, 2019 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 24, 2018.

Fiscal 2018 Fourth Quarter Highlights

(Dollars in millions)

	Sales				Operating Income
	4th Qtr		Dollar	%	4th Qtr	% of	4th Qtr	% of
	2018	2017	Change	Change	2018	Sales	2017	Sales
Consolidated (1)	$116.6	$118.2	$(1.6)	-1.3%	$2.0	1.8%	$7.5	6.3%

Wholesale	$65.2	$63.2	$2.0	3.3%	$2.9	4.4%	$4.0	6.3%

Total Retail	$70.1	$72.1	$(2.0)	-2.8%	$(1.3)	-1.8%	$2.1	2.9%

57 Comparable Stores	$64.7	$68.4	$(3.7)	-5.3%	$0.4	0.6%	$3.5	5.2%

Logistical Services (2)	$20.1	$21.6	$(1.5)	-6.7%	$0.6	3.2%	$1.2	5.7%

(1) Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

(2) Current and prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

Net income for the quarter was $1.9 million or $0.18 per diluted share as compared to net income of $5.0 million or $0.46 per diluted share for the prior year quarter. Included in the consolidated operating income for the quarter ended November 24, 2018 is an impairment charge of $0.5 million associated with the writeoff of fixed assets for an underperforming retail store location in Torrance, CA and a lease exit charge for $0.3 million associated with the closure of an underperforming store in San Antonio, TX. In addition, the Company recorded a $0.7 million tax benefit arising from the final adjustment to our interim estimates of the impact of reduced federal income tax rates on the valuation of our deferred tax assets. Excluding these items, consolidated operating income for the quarter would have been $2.8 million or 2.5% of sales and net income would have been $1.8 million or $0.17 per diluted share.

“As we have discussed throughout 2019, in recognition of the rapidly changing environment surrounding our sector and retail in general, we began 18 months ago to study and implement a number of measures to transform our business and to ensure a solid future for our 116 year old company,” commented Rob Spilman, Chairman and CEO. “We are currently in the midst of the executional phase of several of these initiatives. The expense involved with building for the future coupled with less than expected sales in our corporate stores adversely affected our financial results in 2018; particularly in the 4th quarter. Our task at hand is to bring several of these projects to fruition while returning our existing stores to organic growth. We plan to accomplish this objective through more robust digital engagement with our consumers, higher levels of interactive customer service, and an expanded product assortment designed to work together to increase our brand’s reach and capabilities. And, while we invest in the future, we remain mindful of the present as we returned $14.7 million of the $28.7 million of operating cash flow that we generated in fiscal 2018 to shareholders in the form of dividends and share buybacks.”

“For the quarter, consolidated revenue declined by 1.3% to $116.6 million, thus ending a tumultuous year for Bassett,” continued Spilman. “Raw material price increases, new tariffs on imported goods, new store startup expenses, investments in digital marketing, and higher health care costs were some of the challenges that characterized the year. In all, eight new Bassett Home Furnishings stores opened in 2018 including six corporate stores and two licensed locations. In addition, our first clearance center was opened and three stores were closed. In December, the first month of fiscal 2019, three additional corporate stores came on and a new licensee store in Boise, Idaho opened. Looking ahead, there will be four additional corporate stores to open in 2019. After that, there are very few additional stores being considered for the near term as we plan to focus on existing store productivity and digital outreach to the consumer. We are also exploring prudent means to reduce our cost structure in certain areas as we tailor our organization and our business model to the requirements of the future.”

Wholesale Segment

Net sales for the wholesale segment were $65.2 million for the fourth quarter of 2018 as compared to $63.2 million for the fourth quarter of 2017, an increase of $2.0 million or 3.3%. This increase was driven by $2.4 million in sales from Lane Venture, acquired during the first quarter of 2018, and a 1.3% increase in furniture shipments to the open market (outside the Bassett Home Furnishings network), partially offset by a 0.7% decrease in shipments to the Bassett Home Furnishings network, as compared to the prior year period. Gross margins for the wholesale segment were 33.8% for the fourth quarter of 2018 as compared to 34.1% for the prior year quarter. This decrease was primarily driven by the lower margins in the domestic upholstery operations due to higher labor costs from unfavorable health care experience and unfavorable fixed cost absorption due to lower sales volumes. This decrease was partially offset by higher margins in the domestic wood operations due to greater absorption of fixed costs from higher sales volumes and improved overall operating efficiencies. Wholesale SG&A for the fourth quarter of 2018 was $19.1 million as compared to $17.6 million for the prior year period. SG&A as a percentage of sales increased to 29.4% as compared to 27.8% for the fourth quarter of 2017. This increase in SG&A as a percentage of sales was primarily driven by higher digital marketing and other brand development costs and higher employee health care expenses from unfavorable claim experience, partially offset by lower incentive compensation. Operating income was $2.9 million or 4.4% of sales as compared to $4.0 million or 6.3% of sales in the prior year.

“Wholesale sales grew by 3.3% for the quarter and 2.7% for the year,” said Spilman. “Leading the way was our wood operation as both our domestically made Bassett Custom Wood and imported Bassett Casegoods posted sales increases for the quarter. In fact, for the year, sales and profitability at our two Virginia based wood manufacturing facilities hit all-time highs. Sales of U. S. made Bassett Custom Upholstery were off slightly for the quarter, although we have high hopes for the newly launched HGTV Design Studio by Bassett product. This product has been our theme song for many years of positive growth but began to markedly decline in the back half of 2018. We are very pleased with the first few weeks of sales of the new product that we have seen in the stores since Christmas. Finally, we look forward to the new year with the startup of the Lane Venture acquisition behind us. We have two new wholesale showrooms, a stronger sales force, an improved product line, a new manufacturing platform, and a new warehouse to underscore our commitment to the Lane Venture brand and the outdoor furniture category to show for our efforts in 2018.”

Retail Segment

Net sales for the 65 Company-owned Bassett Home Furnishings stores were $70.1 million for the fourth quarter of 2018 as compared to $72.1 million for the fourth quarter of 2017, a decrease of $2.0 million or 2.8%. The overall decrease was due to a 5.3% decrease in comparable store sales partially offset by a $1.6 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 7.5% for the fourth quarter of 2018 as compared to the fourth quarter of 2017.

The consolidated retail operating loss for the fourth quarter of 2018 was $1.3 million as compared to operating income of $2.1 million for the fourth quarter of 2017, a decrease of $3.4 million. The 57 comparable stores generated operating income of $0.4 million for the quarter, or 0.6% of sales, as compared to $3.5 million, or 5.2% of sales, for the prior year quarter. Gross margins for comparable stores were 51.3% for the fourth quarter of 2018 as compared to 52.6% for the fourth quarter of 2017.  This decrease was primarily due to the selloff of existing floor samples and other clearance product as a result of the repositioning of two stores in the Houston market. SG&A expenses for comparable stores increased $0.3 million to $32.8 million or 50.6% of sales as compared to $32.4 million or 47.4% of sales for the fourth quarter of 2017 primarily due to higher advertising costs and employee health care expenses from unfavorable claim experience, partially offset by lower warehouse and delivery expenses from the previously announced transition of the Bassett final mile service from Zenith to the Corporate retail operation.

Non-comparable stores generated sales of $5.4 million with an operating loss of $1.7 million as compared to sales of $3.7 million and an operating loss of $1.4 million in the prior year quarter. As part of the $1.7 million loss for the fourth quarter of 2018, the Company incurred $0.6 million in new store pre-opening costs, a decrease of $0.2 million from the prior year. In addition, the Company incurred $0.4 million of post opening startup losses compared to $0.1 million in the fourth quarter of 2017. As previously stated, the Company’s retail expansion is initially costly. However, the Company believes that site selection and new store presentation will generally result in locations that operate at or above a break-even level within a reasonable period of time following store opening.

“Corporate retail turned in a disappointing performance for the quarter,” continued Spilman. “The 5.3% decline in comparable delivered sales prevented us from continuing our seven consecutive year record of increasing comparable store sales as we fell 1.6% for the entire year. It is interesting to note that 70% of our yearly decline stemmed from declining sales from our legacy HGTV Design Studio at Bassett upholstery product which we have totally redesigned and replaced with new product that hit the floors in December. Once again, we are pleased with the initial sell-through of the newly introduced program. All in all, it was a difficult and busy quarter as we opened two stores, closed two, and were in the midst of floor sets for the three new stores that opened in December. Also, we assumed the operation and the personnel of 10 Zenith home delivery centers in the period, which will allow us to focus on the personalized delivery service that the Bassett customer expects. Another point of interest is the change in mix of our advertising dollars for the quarter. We began preparation this summer for the addition of a larger share of digital advertising spending for the September – November period. Although we cut back on some television and direct mail, we ultimately overspent our normally disciplined advertising allocation significantly in the quarter. Since that time, we have returned to normalized levels of spending. Results for the new strategy have been mixed but are improving. Web traffic and engagement have spiked markedly since we moved into 2019. The change in advertising mix is being monitored weekly on a market by market level and we are committed to a more robust digital marketing program for the future.”

“We opened our new Frisco, Texas Generation 3 prototype store mid-September and the first three months of performance have been strong,” added Spilman. “Our custom furniture and in-home design capabilities are showcased through a much larger design center, an expanded display of accessories, and a new fixture package. Consumers are gravitating to the interactive wall-mounted screens to visualize the many options in our customizable furniture. We have been investing for over a year to digitize every SKU in our assortment to bring each item and the accompanying options to life on the web and in the store. The Generation 3 store is the natural extension of our web experience, whether mobile or desktop, which we will further integrate with the in store experience as we move ahead. And, as we slow the pace of our new store rollout in the near term, we plan to begin to migrate the most compelling elements of the Generation 3 stores to the existing store network this year.”

Logistical Services Segment

Revenues for Zenith were $20.1 million for the fourth quarter of 2018 as compared to $21.6 million for 2017, a decrease of $1.4 million or 6.7%.  This decrease was primarily due to freight reductions from one significant external customer. Zenith’s operating expenses were $19.5 million or 96.8% of sales as compared to $20.3 million or 94.3% of sales for the prior year period.  This increase in expenses as a percent of sales was primarily due to increases in fuel costs coupled with reduced leverage of fixed costs partially offset by lower incentive compensation.

“Zenith also faced a number of challenges that required operational adjustments during 2018,” observed Spilman. “The well-chronicled labor shortage that confronts the U. S. Trucking industry intensified its effect on Zenith. As mentioned, the decision was made to exit the home delivery business, driven largely by the desire to focus on the legacy 3PL and middle mile segments for which Zenith is favorably regarded in the furniture industry. Demand for its services in these areas remains high and the renewed focus on these core competencies should allow more time to be spent on driver recruitment and refinement of the operating model. Profitability should also improve as the competing priorities and scheduling demands of the e-commerce community did not mesh well with the white glove requirements of delivering high quality furniture to the home. We enter 2019 contemplating a renewed emphasis on our ‘30 days in the home’ commitment for custom furniture – and we mean real custom furniture, not just another color of fabric on a standard frame. For those simpler transactions that others masquerade as ‘custom’ furniture, we are exploring a much faster delivery promise.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 100 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2018, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 24, 2018		November 25, 2017		November 24, 2018		November 25, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$103,864		$103,953		$402,469		$398,097
Logistics	12,783		14,272		54,386		54,406
Total sales revenue	116,647	100.0%	118,225	100.0%	456,855	100.0%	452,503	100.0%

Cost of furniture and accessories sold	45,831	39.3%	45,380	38.4%	179,581	39.3%	177,579	39.2%

Selling, general and administrative expenses excluding new store pre-opening costs	67,353	57.7%	64,521	54.6%	260,339	57.0%	245,493	54.3%
New store pre-opening costs	646	0.6%	830	0.7%	2,081	0.5%	2,413	0.5%
Lease exit costs	301	0.3%	-	0.0%	301	0.1%	-	0.0%
Asset impairment charges	469	0.4%	-	0.0%	469	0.1%	-	0.0%
Income from operations	2,047	1.8%	7,494	6.3%	14,084	3.1%	27,018	6.0%

Gain on sale of investments	-	0.0%	954	0.8%	-	0.0%	4,221	0.9%
Impairment of investment real estate	-	0.0%	-	0.0%	-	0.0%	(1,084)	-0.2%
Other loss, net	(526)	-0.5%	(285)	-0.2%	(1,878)	-0.4%	(2,279)	-0.5%
Income before income taxes	1,521	1.3%	8,163	6.9%	12,206	2.7%	27,876	6.2%

Income tax provision (benefit)	(376)	-0.3%	3,189	2.7%	3,988	0.9%	9,620	2.1%
Net income	$1,897	1.6%	$4,974	4.2%	$8,218	1.8%	$18,256	4.0%

Basic earnings per share	$0.18		$0.46		$0.77		$1.71

Diluted earnings per share	$0.18		$0.46		$0.77		$1.70

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	November 24, 2018	November 25, 2017
Current assets
Cash and cash equivalents	$33,468	$53,949
Short-term investments	22,643	23,125
Accounts receivable, net	19,055	19,640
Inventories, net	64,192	54,476
Other current assets	9,189	8,192
Total current assets	148,547	159,382

Property and equipment, net	104,863	103,244

Other long-term assets
Deferred income taxes, net	3,266	8,393
Goodwill and other intangible assets	28,480	17,351
Other	6,485	5,378
Total long-term assets	38,231	31,122
Total assets	$291,641	$293,748

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$27,407	$21,760
Accrued compensation and benefits	12,994	14,670
Customer deposits	27,157	27,107
Dividends payable	-	3,759
Current portion of long-term debt	292	3,405
Other accrued liabilities	13,969	12,655
Total current liabilities	81,819	83,356

Long-term liabilities
Post employment benefit obligations	13,173	13,326
Long-term debt	-	329
Other long-term liabilities	6,340	5,277
Total long-term liabilities	19,513	18,932

Stockholders’ equity
Common stock	52,638	53,690
Retained earnings	140,009	139,378
Additional paid-in-capital	-	962
Accumulated other comprehensive loss	(2,338)	(2,570)
Total stockholders' equity	190,309	191,460
Total liabilities and stockholders’ equity	$291,641	$293,748

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Year Ended
	November 24, 2018	November 25, 2017
Operating activities:
Net income	$8,218	$18,256
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,203	13,312
Non-cash asset impairment charge	469	-
Non-cash portion of lease exit costs	301	-
Gain on sale of property and equipment	(234)	(1,190)
Gain on sale of investments	-	(4,221)
Impairment charges on retail real estate		1,084
Tenant improvement allowances received from lessors	2,462	1,643
Deferred income taxes	4,663	(302)
Other, net	1,398	1,345
Changes in operating assets and liabilities
Accounts receivable	1,732	(1,225)
Inventories	(5,998)	(918)
Other current and long-term assets	(961)	2,477
Customer deposits	50	1,926
Accounts payable and accrued liabilities	3,395	4,197
Net cash provided by operating activities	28,698	36,384

Investing activities:
Purchases of property and equipment	(18,301)	(15,500)
Proceeds from sale of retail real estate and property and equipment	2,689	4,474
Cash paid for business acquisition	(15,556)	-
Proceeds from maturities and sales of investments	482	5,546
Acquisition of retail licensee store	-	(655)
Net cash used in investing activities	(30,686)	(6,135)

Financing activities:
Cash dividends	(8,800)	(7,725)
Proceeds from the exercise of stock options	27	310
Other issuance of common stock	355	168
Repurchases of common stock	(5,946)	(83)
Taxes paid related to net share settlement of equity awards	(674)	(641)
Repayments of notes payable	(3,455)	(3,473)
Net cash used in financing activities	(18,493)	(11,444)
Change in cash and cash equivalents	(20,481)	18,805
Cash and cash equivalents - beginning of period	53,949	35,144
Cash and cash equivalents - end of period	$33,468	$53,949

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Year Ended
	November 24, 2018	November 25, 2017	November 24, 2018	November 25, 2017
Net Sales
Wholesale	$65,222	$63,168	$255,958	$249,193
Retail - Company-owned stores	70,110	72,125	268,883	268,264
Logistical services (1)	20,100	21,554	82,866	83,030
Inter-company eliminations:
Furniture and accessories	(31,468)	(31,340)	(122,372)	(119,360)
Logistical services (1)	(7,317)	(7,282)	(28,480)	(28,624)
Consolidated	$116,647	$118,225	$456,855	$452,503

Operating Income
Wholesale	$2,873	$3,979	$12,274	$19,121
Retail	(1,283)	2,113	(312)	3,490
Logistical services	640	1,226	1,398	2,962
Inter-company elimination	587	176	1,494	1,445
Lease exit costs	(301)	-	(301)	-
Asset impairment charges	(469)	-	(469)	-
Consolidated	$2,047	$7,494	$14,084	$27,018

(1)

Current and prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 25,				November 24,
	2017	Opened*	Closed*	Transfers	2018

Company-owned stores	60	6	(1)	-	65
Licensee-owned stores	30	2	-	-	32

Total	90	8	(1)	-	97

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	57 Comparable Stores				53 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 24, 2018		November 25, 2017		November 24, 2018		November 25, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$64,744	100.0%	$68,394	100.0%	$235,868	100.0%	$239,633	100.0%

Cost of sales	31,560	48.7%	32,412	47.4%	114,469	48.5%	116,923	48.8%

Gross profit	33,184	51.3%	35,982	52.6%	121,399	51.5%	122,710	51.2%

Selling, general and administrative expense*	32,771	50.6%	32,435	47.4%	115,094	48.8%	115,161	48.1%

Income from operations	$413	0.6%	$3,547	5.2%	$6,305	2.7%	$7,549	3.2%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 24, 2018		November 25, 2017		November 24, 2018		November 25, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$5,366	100.0%	$3,731	100.0%	$33,015	100.0%	$28,631	100.0%

Cost of sales	2,758	51.4%	2,423	64.9%	16,122	48.8%	15,540	54.3%

Gross profit	2,608	48.6%	1,308	35.1%	16,893	51.2%	13,091	45.7%

Selling, general and administrative expense	3,658	68.2%	1,912	51.2%	21,429	64.9%	14,737	51.5%
Pre-opening store costs**	646	12.0%	830	22.2%	2,081	6.3%	2,413	8.4%

Income (loss) from operations	$(1,696)	-31.6%	$(1,434)	-38.4%	$(6,617)	-20.0%	$(4,059)	-14.2%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.